    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 2002

                                                  REGISTRATION NO. 333-
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               H.J. HEINZ COMPANY
             (Exact name of registrant as specified in its charter)

            PENNSYLVANIA                                   25-0542520
   (State or other jurisdiction of                      (I.R.S. Employer
   Incorporation or organization)                      Identification No.)

                                600 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                    (Address of principal executive offices)

            H.J. HEINZ COMPANY FISCAL YEAR 2003 STOCK INCENTIVE PLAN
             H.J. HEINZ COMPANY EXECUTIVE DEFERRED COMPENSATION PLAN
                           (Full title of the Plan(s))

                                   Laura Stein
                    Senior Vice President and General Counsel
                               H.J. Heinz Company
                                600 Grant Street
                         Pittsburgh, Pennsylvania 15219
                     (Name and address of agent for service)

                                 (412) 456-5700
          (Telephone number, including area code, of agent for service)

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================   =======================   ==================  ======================  ================
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
                                           AMOUNT TO              OFFERING PRICE       AGGREGATE OFFERING      REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED     BE REGISTERED (1)          PER SHARE               PRICE                   FEE
------------------------------------   -----------------------   -----------------   ----------------------   ---------------
  Common Stock, $.25 par value per
  share                                 16,176,395 shares (2)      $  31.355(6)       $ 507,210,865.225(6)      $ 46,663.40
  ----------------------------------   ----------------------    -----------------   ----------------------   ---------------
  Common Stock, $.25 par value per
  share                                    823,605 shares (3)      $  35.59           $  29,312,101.95          $  2,696.71
  ----------------------------------   ----------------------    -----------------   ----------------------   ---------------
  Common Stock, $.25 par value per
  share                                    500,000 shares (4)      $  31.355 (6)      $  15,677,500    (6)      $  1,442.33
  ----------------------------------   ----------------------    -----------------   ---------------------    ---------------
  Deferred Compensation Obligations      $  4,000,000  (5)            100%            $   4,000,000             $    368.00
  ==================================   ======================    =================   ======================   ===============

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Registrant's Fiscal Year 2003 Stock Incentive Plan (the "Incentive Plan") and the Registrant's Executive Deferred Compensation Plan (the "Deferred Plan").

(2) This total represents the amount of shares authorized to be issued under the Registrant's Incentive Plan (which includes shares authorized to be issued under the Registrant's Incentive Plan pursuant to the awards granted under the Registrant's Senior Executive Incentive Compensation Plan).

(3) This total represents the amount of shares underlying restricted stock units that have been granted under the Registrant's Incentive Plan.

(4) This total represents the amount of shares authorized to be issued under the Registrant's Deferred Plan.

(5) The obligations under the Deferred Plan are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Deferred Plan.

(6) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on October 23, 2002.

===============================================================================

                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(A) PROSPECTUS

         The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Commission are incorporated by reference herein:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended May 1, 2002 which includes audited financial statements for the Registrant's latest fiscal year.

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2002.

         (c) The Registrant's Current Report on Form 8-K filed with the Commission on August 14, 2002.

         (d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the audited financial statements described in (a) above.

         (e) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10, filed in 1945 under the Exchange Act, as amended by an amendment on Form 8-A dated January 16, 1984, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Under the H.J. Heinz Company Executive Deferred Compensation Plan (the "Deferred Plan"), the Registrant will provide key employees the opportunity to defer up to 100% of eligible components of their annual compensation (including salary, certain bonuses, long-term awards and discretionary awards) that would otherwise be payable to them for services for a particular year ("Elective Awards"). In addition, pursuant to the terms of the Deferred Plan, the Registrant may award contingent retention bonuses ("Non-elective Awards") in the form of deferred cash awards to key employees. The obligations of the Registrant ultimately to pay such deferred amounts in accordance with the Deferred Plan (the "Obligations") will be general unsecured obligations of the Registrant and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant. The amount of compensation to be deferred by each participant is determined in accordance with the terms of the Deferred Plan based on elections by the participant.

         Pursuant to the terms of the Deferred Plan, Non-elective Awards are subject to vesting requirements and payout schedules that the Registrant imposes at the time of the award. The Deferred Plan provides that unvested Non-elective Awards accelerate and become fully vested upon a change of control of the Registrant or the termination of the participant's employment by death, disability, retirement or by the Registrant without cause. Elective Awards are fully vested as of the time that the compensation deferred by the participant would have been payable by the Registrant and are payable (along with the accumulated return thereon) at the end of the deferral period elected by the participant. Payments of Elective Awards can be made in a lump sum or in installments as directed by the participant. In addition, upon termination of employment by death, or at the participant's election upon termination of employment by disability, payment of the participant's vested Elective or Non-elective Awards (plus the accumulated return thereon as reflected in the participant's account) can be accelerated at the discretion of the Registrant.

         Elective Awards and Non-elective Awards are deemed invested in one or more hypothetical investment choices (including shares of the Registrant's Common Stock) made available by the Registrant and chosen by the participant. The participant's account reflects accumulated gains or losses from such hypothetical investments.

         The Deferred Plan is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the relevant provisions of Title I of ERISA. Accordingly, the Registrant may terminate the Plan and commence termination payout for all or certain participants, or remove certain employees as participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension plan within the meaning of Section 3(2) of ERISA which is not exempt.

         The Registrant hereby reserves the right to amend, modify, or terminate the Deferred Plan at any time. Except as otherwise described in the Deferred Plan, no such amendment or termination shall in any material manner adversely affect any participant's rights to amounts previously deferred pursuant to the Deferred Plan, or investment gains or losses thereon, without the consent of the participant.

         Participant's rights to deferred amounts, contributions, and investment gains and losses credited thereon under the Deferred Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Registrant make any payment under the Deferred Plan to any assignee or creditor of a participant.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters in connection with the legality of the issuance of the Registrant's Common Stock pursuant to the Registrant's Incentive Plan and Deferred Plan (collectively, the "Plans") and the obligations pursuant to the Registrant's Deferred Plan, have been passed upon by Theodore Bobby, Vice President-Legal Affairs of the Registrant. Mr. Bobby is eligible to participate in the Plans.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant provides in Article Sixth of its Articles of Incorporation and Article VII of its By-Laws for the limitation of the liability of the Registration's directors to the maximum extent permitted under Pennsylvania law from time to time in effect. These provisions were approved by the Registrant's shareholders on September 9, 1987 and were adopted as a result of the passage of the Directors' Liability Act (an amendment to the Pennsylvania Judicial Code) which became effective on January 27, 1987 (the "Act"). The Act permits Pennsylvania corporations to eliminate, subject to shareholder approval of a provision in a corporation's bylaws, the personal liability (including liability to the corporation or to its shareholders) of directors for monetary damages for a breach of, or a failure to perform, their duties as directors, except to the extent their acts or omissions constitute self dealing, willful misconduct or recklessness. The Act does not apply, however, to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or federal law.

         In addition, the Registrant provides in Article Sixth of its Articles of Incorporation and Article VIII of its By-Laws for the indemnification of the Registrant's directors, officers and others who may be later designated by the Board of Directors of the Registrant to the maximum extent permitted under Pennsylvania law from time to time in effect with respect to proceedings based on acts or omissions on or after January 27, 1987. These provisions were also adopted in response to the Act, which provides that directors, officers and other persons designated by the directors may be indemnified against liabilities and expenses incurred in the performance of their duties subject to the limitation that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness. The Act has been repealed and provisions comparable to those contained in the Act are now set forth in Subchapter B of Chapter 17 of the Business Corporation Law of 1988, as amended (the "BCL"). Given that the aforementioned provisions relating to indemnification incorporate the full extent of indemnification permitted under Pennsylvania law as from time to time in effect, such provisions would implement automatically any future changes in the law which expand the scope of permissible indemnification of the Registrant's directors and officers. However, any amendment or repeal of these provisions would not limit the rights of directors or officers to be indemnified with respect to acts or omissions which occurred prior to any such change.

         In connection with the adoption of Article VIII of the By-Laws relating to indemnification, the Registrant retained Article IX (formerly Article VII) of its By-Laws which provides for the indemnification of its present and former directors, officers, and managerial employees to the fullest extent permitted by and in accordance with the standards and procedures provided under Subchapter D of Chapter 17 of the BCL unless such persons have received the benefits of indemnification under Article VIII of the Registrant's By-Laws. Subchapter D of the BCL sets forth comprehensive indemnification provisions authorizing corporations to indemnify present and former directors, officers, employees and agents against liabilities incurred in connection with their service in such capacities. Under these sections of the BCL, such persons could be indemnified only if (i) the director or officer was successful on the merits of the suit or proceeding in respect of which indemnification was sought or (ii) indemnification was ordered by a court or (iii) a determination was made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, by independent legal counsel or by the stockholders that the director or officer has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         The Registrant is also authorized under Pennsylvania law, including the BCL, its Articles of Incorporation (Article Sixth) and its By-Laws (Article VIII and Article IX) to purchase insurance against such liabilities, whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of the Registrant's Articles of Incorporation or By-Laws. The Registrant has obtained directors' and officers' and fiduciary liability insurance against loss, within certain policy limits, arising from any claim made against the Registrant's directors, officers, and fiduciaries by reason of any wrongful act, as defined in such insurance policies, in their respective capacities as directors or officers or as fiduciaries under certain of the Registrant's employee benefit plans.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         5.1 Opinion of Theodore Bobby, Esq., Vice President-Legal Affairs of the Registrant

         23.1     Consent of Theodore Bobby, Esq. (contained in Exhibit 5.1)

         23.2     Consent of PricewaterhouseCoopers LLP

         24.1     Power of Attorney

ITEM 9.    UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant, H.J. Heinz Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on October 29, 2002.


                                         H.J. HEINZ COMPANY


                                         By: /s/ Arthur Winkleblack
                                             ----------------------------------
                                             Arthur Winkleblack
                                             Executive Vice President and
                                             Chief Financial Officer

                                  -------------

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on October 9, 2002.


SIGNATURE                              TITLE
---------                              -----


_________*_____________                Chairman of the Board,
William R. Johnson                     President, Chief Executive Officer and
                                       Director (Principal Executive Officer)


_________*_____________                Director
Nicholas F. Brady


_________*_____________                Director
Mary C. Choksi


_________*_____________                Director
Leonard S. Coleman, Jr.


_________*_____________                Director
Peter H. Coors


_________*_____________                Director
Edith E. Holiday

SIGNATURE                              TITLE
---------                              -----

_________*_____________                Director
Samuel C. Johnson


_________*_____________                Director
Candace Kendle


_________*_____________                Director
Dean R. O'Hare


_________*_____________                Director
Thomas J. Usher


_________*_____________                Director
James M. Zimmerman


_________*_____________                Executive Vice President and
Arthur Winkleblack                     Chief Financial Officer
                                       (Principal Financial Officer)


_________*_____________                Corporate Controller
         -
Bruna Gambino                          (Principal Accounting Officer)




*By: /s/ Laura Stein
     ------------------
     Laura Stein
     Attorney-in-Fact

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER                DOCUMENT
-------               --------
5.1                   Opinion of Theodore Bobby, Esq., Vice President-Legal
                      Affairs of the Registrant

23.1                  Consent of Theodore Bobby, Esq. (contained in Exhibit 5.1)

23.2                  Consent of PricewaterhouseCoopers LLP

24.1                  Power of Attorney